UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 6, 2008

HERBST GAMING, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	0-71044 (Commission File Number)	88-0446145 (IRS Employer Identification No.)

3440 West Russell Road, Las Vegas, NV  89118

(Address of principal executive offices)

Registrant’s telephone number, including area code: (702) 889-7695

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act  (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act  (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act  (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c))

ITEM 2.04  Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On November 6, 2008, Herbst Gaming, Inc. (the “Company”) received a Notice of Acceleration under the Company’s Second Amended and Restated Credit Agreement dated as of January 3, 2007, as previously amended (as so amended, the “Credit Agreement”), among the Company, the lenders party thereto (the “Lenders”) and Wilmington Trust Company, as Administrative Agent, due to the occurrence and continuation of events of default under Section 8.01 of the Credit Agreement (including without limitation, the specified defaults referenced in Amendment No. 4 and Forbearance and Standstill Agreement, dated as of May 15, 2008, as amended, to the Credit Agreement) that have not been waived and pursuant to which the maturity of the Credit Agreement may be accelerated.

Pursuant to the Notice of Acceleration, the Administrative Agent has declared the unpaid principal amount of all outstanding loans under the Credit Agreement immediately due and payable, representing an amount equal to $846,821,500, and has declared the commitment of each Lender to be immediately terminated.  On November 10, the Company entered into Amendment No. 5 and Second Forbearance and Standstill Agreement (the “Forbearance Agreement”) by and among the Administrative Agent, the Company and the subsidiaries of the Company executing a counterpart thereof, which amended the Credit Agreement.  Pursuant to the Forbearance Agreement and during the Forbearance Period, defined below, the Lenders and the Administrative Agent have agreed to forbear from exercising their respective rights and remedies under the Credit Agreement and other loan documents as a result of specified defaults under the Credit Agreement, including the Company’s failure to pay those amounts required pursuant to the Notice of Acceleration.  The Forbearance Agreement is more fully described under Item 8.01 below.

ITEM 8.01 Other Events.

The Forbearance Agreement referred to in Item 2.04 provides that the Lenders and the Administrative Agent will forbear from exercising their respective rights and remedies under the Credit Agreement and other loan documents as a result of specified defaults under the Credit Agreement, including the failure of the Company to pay the outstanding principal amount of the loans on November 6, 2008 as required pursuant to the Notice of Acceleration delivered to the Company on that date (the “Specified Defaults”) through the earlier to occur of (a) December 3, 2008, unless the Company and certain of its affiliates and related parties have entered into a Restructuring Agreement (the “Restructuring Agreement”) with the Requisite Lenders (as defined in the Credit Agreement) and the other parties thereto by December 3, 2008, then through February 2, 2009, (b) the occurrence of one or more events of default other than the Specified Defaults and (c) a breach by the Company of the Forbearance Agreement or a breach by the Company or its affiliates and related parties of the Restructuring Agreement (the “Forbearance Period”).

 The Lenders have no further obligation to make extensions of credit under the Credit Agreement, other than with respect to certain letters of credit issued pursuant thereto.

In addition to the foregoing, the Forbearance Agreement provides, among other things, for the following:

1.             during the Forbearance Period, interest is calculated in accordance with Section 2.10(b) of the Credit Agreement and the default rate contemplated under the Credit Agreement shall not apply;

2.             during the Forbearance Period, the Company retains the ability to convert loans into Eurodollar rate loans, as provided for in the Credit Agreement, as amended by the Forbearance Agreement; and

3.             the Company is prohibited from making payments on account of its subordinated debt, except for any payment not made in violation of the terms of subordination governing such subordinated debt.

The foregoing description of the Forbearance Agreement is qualified in its entirety by reference to the Forbearance Agreement, a copy of which is filed as Exhibit 10.1 to this Report.

ITEM 9.01  Financial Statements and Exhibits.

(d) Exhibits

10.1  Amendment No. 5 and Second Forbearance and Standstill Agreement dated as of November 10, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERBST GAMING, INC.

Date: November 12, 2008	By:	/s/ Mary E. Higgins
Mary E. Higgins
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Amendment No. 5 and Second Forbearance and Standstill Agreement dated as of November 10, 2008.